UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 5, 2015 OceanFirst Financial Corp. (the “Company”) and OceanFirst Bank (the “Bank”) amended the terms of the employment agreements with Christopher D. Maher, President and Chief Executive Officer, to extend the term of the agreements to July 31, 2018 (from June 30, 2018) and to clarify the circumstances under which Mr. Maher may not compete with the Company and the Bank. A copy of the amendments to Mr. Maher’s employment agreements with the Company and the Bank are filed herewith as Exhibit 10.30A and 10.31A, respectively.

In addition, on August 7, 2015 one-year extensions to the terms of the employment agreements between the Company, the Bank and Michael Fitzpatrick, Executive Vice President and Chief Financial Officer of the Company and the Bank, respectively, became effective pursuant to the provisions thereof. Accordingly, the term of each such employment agreement will now expire on July 31, 2018.

Other than the extensions of the terms of the above employment agreements and the other amendments to Mr. Maher’s employment agreements described above, such employment agreements are unchanged and remain in full force and effect.

In addition, on August 7, 2015 the Company and the Bank entered into an employment agreement with each of Joseph R. Iantosca, the Bank’s Executive Vice President and Chief Administrative Officer, and Joseph J. Lebel III, the Bank’s Executive Vice President and Chief Lending Officer. The employment agreements are substantially identical and replace former change in control agreements with each of the Company and the Bank. The form of employment agreement is filed herewith as Exhibit 10.35, and the following summary is qualified by reference to such Exhibit.

Each employment agreement has a term ending July 31, 2017 and provides that the agreement shall be automatically extended for an additional year each August 1, unless written notice of non-renewal is given by the Board to the Executive after conducting an annual performance evaluation prior to the automatic extension. The employment agreements provide that if the Executive’s employment is terminated during the term by the Bank without Cause (as defined) or the Executive resigns for Good Reason (as defined), the Executive will receive a severance payment equal to the greater of (i) the amount of the remaining payments that the Executive would have earned if he had continued his employment with the Company and the Bank during the remaining term at his Base Salary at the date of termination; or (ii) one year’s Base Salary at the date of termination, as well as continued medical, dental and disability coverage for the later of the remaining term or one year.

Under the agreements, if following a change in control (as defined) of the Bank or the Company, the Executive’s employment is terminated without Cause or he resigns for Good Reason, he would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the Agreements; or (ii) two times the average of the five preceding taxable years’ compensation (or such lesser number of years in the event that he has been employed by the Bank for less than five years.) Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. The Bank would also continue the Executive’s life, health, and disability coverage for thirty-six months. However, if the amount of such termination benefits are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Under the employment agreements, the Executive is subject to certain non-competition, and non-solicitation during the term of the Agreement and for one year post termination and is indemnified for certain liabilities arising in the course of his employment.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

10.30A	Amendment No. 1 dated August 5, 2015 to the Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Financial Corp. dated April 23, 2014

10.31A	Amendment No. 1 dated August 5, 2015 to the Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Bank dated April 23, 2014

10.35	Form of Employment Agreement between OceanFirst Bank, OceanFirst Financial Corp., and certain executive officers, including Joseph R. Iantosca and Joseph J. Lebel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and
Chief Financial Officer

Dated: August 10, 2015

Exhibit Index

10.30A	Amendment No. 1 dated August 5, 2015 to the Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Financial Corp. dated April 23, 2014

10.31A	Amendment No. 1 dated August 5, 2015 to the Amended and Restated Employment Agreement between Christopher D. Maher and OceanFirst Bank dated April 23, 2014

10.35	Form of Employment Agreement between OceanFirst Bank, OceanFirst Financial Corp., and certain executive officers, including Joseph R. Iantosca and Joseph J. Lebel